Exhibit F-1

                    [Letterhead of Thelen Reid & Priest LLP]

                                  May 17, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   SEC File No. 70-9629
                  --------------------

Ladies and Gentlemen:

            We have examined the Application on Form U-1, dated February 18, 2000, under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed by GPU, Inc. ("GPU") with the Securities and Exchange Commission and docketed in SEC File No. 70-9629, as amended by Amendment No. 1 thereto, dated March 30, 2000, Amendment No. 2 thereto, dated this date, of which this opinion is to be a part. (The Application, as so amended and as thus to be amended, is hereinafter referred to as the "Application").

            The Application contemplates, among other things, that GPU would acquire approximately 36% of the common stock, $0.01 par value, of UMICO Holdings, Inc. ("UMICO") in exchange for all of GPU's current interests in Utilities Mutual Insurance Company ("UMI"), a mutual insurance company in the process of demutualization.

            Lawyers of the firm have acted as counsel to GPU and to its subsidiaries for many years. In such capacity, they have participated in various proceedings relating to GPU and its subsidiaries, and are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.

            We have examined copies, signed, certified or otherwise proven to our satisfaction of the charter documents and by-laws of GPU. We have also examined such other documents, instruments and agreements and have made such further investigation as we have deemed necessary as a basis for this opinion.


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Securities and Exchange Commission
May 17, 2000
Page 2



            We are members of the Bar of the State of New York and do not purport to be expert on the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. As to all matters herein which are governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer LLP which is being filed as Exhibit F-2 to the Application.

            Based upon the foregoing, we are of the opinion that,

                  (a) all State laws  applicable  to the  proposed  transactions have been complied with (except that we express no view with respect to any state "blue sky" or securities laws that will have been complied with);

                  (b)   GPU  is  validly   organized   and  duly   subsisting
            in  the   Commonwealth of Pennsylvania;

                  (c)   GPU will legally acquire the common stock of UMICO; and

                  (d) the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

            We hereby consent to the filing of this opinion as an exhibit to the Application and in any proceedings before the Commission that may be held in connection therewith.

                                Very truly yours,

                                THELEN REID & PRIEST LLP